Exhibit 99.1
Gossamer Bio Announces Executive Management Transition and Promotion of Laura Carter, Ph.D., to Chief Scientific Officer
SAN DIEGO — (BUSINESS WIRE) — April 20, 2021 — Gossamer Bio, Inc. (Nasdaq: GOSS), a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology, today announced that Luisa Salter-Cid, Ph.D., Gossamer’s Chief Scientific Officer, is resigning from Gossamer effective April 30, 2021. On that date, Laura Carter, Ph.D., currently Gossamer’s Senior Vice President, Research & Translational Biology, will be promoted to Chief Scientific Officer.
“I would like to thank Luisa for her many contributions to Gossamer Bio,” said Faheem Hasnain, Chairman, President and CEO of Gossamer Bio. “Luisa has assembled a world-class research team that has made significant progress in developing our pre-clinical pipeline, and we wish her the best of luck as she moves on to new endeavors.”
Dr. Salter-Cid has served as Chief Scientific Officer since joining Gossamer in September 2018 following a distinguished career at Bristol Myers Squibb.
“I am tremendously excited to welcome Laura Carter to the executive management team,” said Mr. Hasnain. “Laura is a brilliantly talented immunologist and a proven leader, and I look forward to working together even more closely to develop the next generation of clinical programs for Gossamer.”
Dr. Carter has over 20 years of industry experience spanning target identification and validation activities through Phase 2 clinical trials in multiple therapeutic areas. Prior to joining Gossamer in 2019, she was Senior Vice President, Biology at Lycera Corporation, where she led the development of several immunology and immuno-oncology clinical product candidates. Before joining Lycera, she was a scientific director in the respiratory, inflammation and autoimmunity group at MedImmune, where she was responsible for overseeing research and development of treatments for autoimmune diseases such as systemic lupus erythematosus (SLE), rheumatoid arthritis and multiple sclerosis. Prior to MedImmune, she was a senior research investigator in the inflammation biology and translational science department at Array Biopharma. She started her career in industry at Wyeth, where, among other accomplishments, her basic science studies were critical in identifying and characterizing the negative regulatory role of PD-1:PD-L interactions on T cell function in vitro and in vivo.
Dr. Carter received an S.B. in biological science from Massachusetts Institute of Technology and a Ph.D. in molecular pathology from the University of California, San Diego School of Medicine.

About Gossamer Bio
Gossamer Bio is a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology. Its goal is to be an industry leader in each of these therapeutic areas and to enhance and extend the lives of patients suffering from such diseases.
For Investors and Media:
Bryan Giraudo, Chief Financial Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com